                          SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[_] Definitive Proxy Statement

[_] Definitive Additional Materials

[X] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                    American Industrial Properties REIT
              ------------------------------------------------
              (Name of Registrant as Specified In Its Charter)


                    American Industrial Properties REIT
              ------------------------------------------------
                 (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (check the appropriate box):

[_] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

    (4) Proposed maximum aggregate value of transaction:
- --------
* Set forth the amount on which the filing fee is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

          [LETTERHEAD OF AMERICAN INDUSTRIAL PROPERTIES APPEARS HERE]

                                     REIT


                                                                October 17, 1994


Dear Fellow Shareholders:

     We are disappointed to have to inform you that Paul Koether, through his company, American Holdings, Inc., will again be engaging your company, American Industrial Properties REIT (the "Trust"), in another distracting and expensive proxy contest. Despite his previous statements that he was not seeking control, Koether is now seeking to further his own agenda by capturing total control of the Trust through a fight for the board of Trust Managers.

                         Who will tell you the truth?

     We believe it is very important that you understand who and what we are up against. Koether and his group have been involved in many proxy fights over the years. If history is any indication, we expect they will engage in a negative campaign of misleading accusations and vague promises directed towards whatever they think you will want to hear. To date, we think Koether has avoided revealing important facts about his background which could shed light on his true agenda.

     Over the next several weeks, you can expect to receive several mailings, and even personal phone calls from Koether. (That is, you may hear from him if you are among the larger shareholders -- in the past, some of you have told us that Koether has not communicated with the Trust's smaller shareholders.) At the same time, you will hear from us. Through this process, you will have to determine for yourself who is being truthful and straight-forward with you, and who is not, and who will best serve your interests and the interests of the Trust.

                       Koether's history of self-dealing

     In 1988, Koether successfully completed a proxy fight for control of a company named Computer Memories Inc., whose name he changed in 1992 to American Holdings, Inc. (Sound familiar?) During that proxy fight, he worked to undermine the plans of the management of the company while promising that, if shareholders would only place their trust in him, he would implement a better plan that would result in growth and greater value for all shareholders. According to American Holdings' most recent 10-K, the company still appears to have no operating plan, no growth plan, nor any of the other improvements promised by Koether in 1988.

     SIX YEARS AFTER ITS TAKEOVER BY KOETHER, AMERICAN HOLDINGS HAS NOT DISTRIBUTED A SINGLE DIVIDEND TO ITS COMMON SHAREHOLDERS, EVEN THOUGH IT HAS CONTINUOUSLY HELD MILLIONS OF DOLLARS OF CASH IN THE BANK. During this time, however, American Holdings has distributed millions of dollars collectively in compensation to Koether (including regular bonuses), fee payments to his wife's law firm, rent and other payments to Koether controlled affiliates and stock buybacks directed towards Koether and other investors in his takeover group! It makes you wonder what Koether has in mind for you and the Trust.

                        Koether's story keeps changing

     In his previous proxy filings, Koether has said he does not seek control. Now, he finally admits that he does in fact want control. In the past, he has said we should liquidate the Trust, then he said we should auction it to the highest bidder. Now he says we should trust him to "seek alternatives" and direct the Trust towards "new growth." To us, this sounds deceptively vague. You have to ask yourself, what is Koether's true agenda? Is he telling you the truth?

     You may be interested to know that your Trust is not the first real estate investment trust ("REIT") Koether has attacked. In 1979, Koether took a hostile position in a REIT called Property Trust of America. According to published reports, he criticized management harshly and declared that the company, which then had assets of only $25 million, had no hope for future growth and should be liquidated. Today, Property Trust of America is regarded as a strong, growing REIT with assets well in excess of $1.1 billion. If the shareholders of Property Trust of America had trusted Koether's judgment in 1979, and liquidated their company when he insisted upon it, they would have missed out on one of the most successful growth stories in the history of the REIT industry.

     As you may be aware, Koether and his associates have been called "greenmailers" by several courts. One court even said that a Koether-controlled entity "dealt in many forms of shareholder blackmail in attempts to gain control or be bought out at a substantial premium." Natalie Koether has been quoted in a national business news magazine as saying greenmail is not necessarily a bad thing. Well, we don't agree.

                        Does Koether know real estate?

     In his previous proxy materials, Koether has claimed to be "in the real estate related asset management business" through his subsidiary, Northcorp Realty Advisors. In our opinion, Koether is not a real estate person. His investment in Northcorp was typically short term. He took control of Northcorp in June, 1992, and sold the company in two years late for a price less than his purchase price.

     After Koether took control of Northcorp, the performance of the company began to deteriorate. The senior leadership of Northcorp, credited with building Northcorp into a highly successful business, ultimately decided to leave the company. In what was generally considered to be a favorable real estate environment, Northcorp suffered, while most real estate companies prospered.

     With all due respect to Koether's request that we entrust him to "stem the decline" of the Trust, we would point out that since our new management team -- yes, our new management team -- assumed responsibility of the Trust's properties from Trammell Crow Ventures on June 20, 1993, the quarterly operating performance of the Trust has increased each quarter. While some of this improvement has been the result of improving real estate markets (which Koether somehow managed to miss at Northcorp), the Trust has benefitted from its team of experienced real estate professionals. We believe that this performance is best evidenced by hard facts rather than vague concepts.

     The following graphs illustrate the progress your Trust's management has made in the performance of the Trust's real estate assets for 1993 through the second quarter of 1994.

                                   Occupancy

                 86%     87%     87%     89%     91%     92%
              -------------------------------------------------
                 1Q      2Q      3Q      4Q      1Q      2Q
                 93      93      93      93      94      94


                             Net Operating Income
                                ($ in millions)

            1.374     1.544     1.504     1.570     1.710     1.790
         -------------------------------------------------------------
              1Q        2Q        3Q        4Q        1Q        2Q
              93        93        93        93        94        94

                                 Our response

      After the last proxy contest with Koether, many shareholders expressed to us their dissatisfaction with the waste in time and energy (not to mention mailing costs) in the negative campaign that took place. Being real estate people, rather than professional proxy fighters like Koether and his group, we couldn't agree more with that sentiment. The stakes in this instance, however, are high.

      We believe every shareholder in the Trust owes it to himself or herself to get to know the participants in this process. We welcome your calls at any time to our toll-free number, 1-800-550-6053, or if possible, please visit our office in Dallas. We will be pleased to discuss the progress we have made in the operating performance of the Trust's properties and our plans to recapitalize the Trust, removing the Zero Coupon Notes from our balance sheet and greatly expanding our operating and financing flexibility. In addition, we will be pleased to discuss our prospects for growth and the further changes that will be required in the future, such as an increase in the Trust's authorized share limit, if the Trust is to achieve its potential. (We note that Koether now talks about issuing new equity to fund future growth -- even though the Trust would have to increase its authorized share limit to accomplish this result. We wonder what happened to Koether's harping on the supposed dilution caused by new equity.) We are also prepared to speak with you about what went wrong in the late 1980's and early 1990's when the Trust, along with many other real estate companies, suffered through the deepest, most extended real estate depression in this country in over fifty years.

     We thank you for your time and for allowing us to share this information with you. We believe we are in the early stages of a recovery of the real estate markets and we are moving forward with the Trust. We need your support. We only ask that over the next several weeks, in spite of misleading accusations which may be leveled against your Trust, its Trust's Managers and its management, you rely upon the standards of common sense and good judgment to discern the truth. The future of American Industrial Properties REIT is in your hands.

Very truly yours,
AMERICAN INDUSTRIAL PROPERTIES REIT



/s/ Charles W. Wolcott
Charles W. Wolcott
President and CEO

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                                   Important

       1. Be sure to vote only on the WHITE PROXY CARD. WE URGE YOU NOT TO SIGN ANY BLUE PROXY CARDS YOU RECEIVE FROM AMERICAN HOLDINGS OR ITS ASSOCIATES.

       2. If your shares are held in "street name," only your broker or banker can vote your shares and only upon receipt of your specific instructions. Please return the WHITE PROXY CARD in the envelope provided or contact the person responsible for your account and instruct that individual to vote a WHITE PROXY CARD on your behalf today.

       3. If you have executed American Holdings blue proxy card, you have every right to change your vote by signing, dating and returning the enclosed WHITE PROXY CARD. Any proxy may be revoked by a later-dated proxy. Only your latest-dated proxy will count at the Annual Meeting of Shareholders.

       4. If you have any questions or need assistance in voting your shares, please feel free to contact me, Charles Wolcott, at our toll-free number, 1-800-550-6053, or contact D.F. King & Co., Inc. at 1-800-669-5550.
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

                                   APPENDIX


                          Graphic and Image Material


1.  Bar graphs on page 2 depict the following:

      a) Occupancy percentages for all four quarters of 1993 and the first two quarters of 1994.

      b) Net Operating Income in millions of dollars for all four quarters of 1993 and the first two quarters of 1994.